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Statement Re:  Computation of per share earnings
Fremont General Corporation


                                                            Three Months Ended
                                                                March 31,
                                                             1997         1996
                                                          ----------   ---------
                                                          (Amounts in thousands,
                                                          except per share data)
Primary:
Weighted average shares outstanding ..................       27,988       24,837
Net effect of dilutive stock options - based
  on the treasury stock method using
  average market price ...............................           89          965
                                                          ---------    ---------
Total ................................................       28,077       25,802
                                                          =========    =========

Net income ...........................................      $24,359      $18,517
                                                          =========    =========

Per share amount .....................................        $0.87        $0.72
                                                          =========    =========


Fully Diluted:
Weighted average shares outstanding ..................       27,988       24,837
Net effect of dilutive stock options - based
  on the treasury stock method using the
  quarter-end market price, if higher than
  average market price ...............................           89          965
Assumed conversion of LYONs ..........................        5,802        7,208
                                                          ---------    ---------
Total ................................................       33,879       33,010
                                                          =========    =========

Net income ...........................................      $24,359      $18,517

Income adjustments for fully diluted computation:
  Add interest expense and amortization of prepaid
    expense, net of federal income tax, for assumed
    conversion of LYONs ..............................          974        1,166
                                                          ---------    ---------
Total ................................................      $25,333      $19,683
                                                          =========    =========

Per share amount .....................................        $0.75        $0.60
                                                          =========    =========